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                                                                  Exhibit 23.2

           Consent of Independent Registered Public Accounting Firm


Plan Administrator
Balchem Corporation 401(k)/Profit Sharing Plan:

      We consent to the use of our report dated June 21, 2004, with respect to the statements of net assets available for plan benefits of Balchem Corporation 401(k)/Profit Sharing Plan as of December 31, 2003 and 2002 and the related statements of changes in net assets available for plan benefits for the years then ended and the related supplemental schedules, incorporated herein by reference.




/s/ KPMG LLP
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KPMG LLP

Short Hills, New Jersey
August 16, 2004